Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton Chief Financial Officer 610-768-3300

UNIVERSAL HEALTH SERVICES INC. ANNOUNCES OFFERING OF SENIOR NOTES

KING OF PRUSSIA, PA, September 14, 2010 — Universal Health Services, Inc. (NYSE: UHS) today announced an offering of $250.0 million aggregate principal amount of senior unsecured notes due 2018 (the “Notes”). The Notes will initially be issued by UHS Escrow Corporation, a wholly owned subsidiary of UHS, to fund a portion of the purchase price of the previously announced acquisition by UHS of Psychiatric Solutions, Inc. At the time of the closing of the acquisition, the net proceeds of the offering are expected to be released from escrow, and the Notes will become obligations of UHS.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filing with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

Universal Health Services, Inc. (“UHS”) is one of the nation’s largest hospital companies operating, through its subsidiaries, acute care hospitals, behavioral healthcare facilities and ambulatory centers located throughout the United States and Puerto Rico. For additional information on the Company, visit our web site: http://www.uhsinc.com.